                                   CREDIT AGREEMENT

          THIS CREDIT AGREEMENT (the "Agreement") is made and dated as of the 31st day of March, 1997, by and between SANWA BANK CALIFORNIA, a California banking corporation (the "Lender"), and PAULA FINANCIAL, a California corporation (the "Borrower").

                                       RECITALS


          A. The Borrower has requested the Lender to extend credit to the Borrower in the form of a convertible revolving credit facility.

          B. The Borrower and the Lender desire to set forth herein the mutually agreed upon terms and conditions of such credit extension.

          NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                      AGREEMENT

    1. CREDIT FACILITY: REPAYMENT OF PRINCIPAL: INTEREST-RELATED PROVISIONS.

              1(a) REVOLVING LOANS. On the terms and subject to the conditions set forth herein, the Lender agrees that it shall from time to time to and including the Conversion Date (as that term and other capitalized terms not otherwise defined herein are defined in PARAGRAPH 9 below), make loans (collectively, the "Revolving Loans," and each a "Revolving Loan") in an aggregate amount not to exceed at any one time outstanding the Revolving Credit Limit. Amounts borrowed hereunder and repaid prior to the Conversion Date may, subject to the terms and conditions set forth herein, be reborrowed as provided herein. Subject to the conversion feature set forth in PARAGRAPH 1(b) below, the principal balance of Revolving Loans advanced hereunder shall be due and payable in full upon the Conversion Date.

              1(b) CONVERSION TO TERM LOAN. On the Conversion Date and subject to the terms and conditions set forth herein, the Borrower may elect to convert all or any portion of the aggregate principal balance of Revolving Loans outstanding hereunder on such date to a term loan (the "Term Loan"). The principal amount of the Term Loan shall be payable in seven (7) consecutive equal quarterly installments, each in an amount equal to one sixteenth (1/16th) of the original principal balance of the Term Loan, said installments to be payable on the last Business Day of each calendar quarter, commencing on the first such date following the Conversion Date, and one final installment in the amount necessary to repay the Term Loan in full on the Final Maturity Date.

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              1(c) CALCULATION OF INTEREST. The Borrower shall pay interest on
Revolving Loans outstanding hereunder and, following the Conversion Date, on the outstanding principal balance of the Term Loan, from the date disbursed or, in the case of the Term Loan, converted, to but not including the date of payment, at a rate per annum equal to, at the option of and as selected by the Borrower from time to time (subject to the provisions of PARAGRAPHS 1(e), 1(f) and 1(g) below): (1) the Reference Rate during the applicable computation period, (2) the Applicable COF Rate for the selected Interest Period, (3) the Applicable LIBOR Rate for the selected Interest Period, or (4) the Applicable Eurodollar Rate for the selected Interest Period. Loans during such periods as they bear interest at the Reference Rate shall be referred to herein as "Reference Rate Loans," and Loans during such periods as they bear interest at the Applicable COF Rate, the Applicable LIBOR Rate or the Applicable Eurodollar Rate shall sometimes be referred to herein as "Fixed Rate Loans".

              1(d) INTEREST BILLING AND PAYMENT REQUIREMENTS. Interest accruing on Reference Rate Loans shall be payable monthly, in arrears, for each month on or before the first Business Day of the next succeeding month in the amount set forth in an interest billing for such Loans delivered by the Lender to the Borrower (which delivery may be telephonic and later confirmed in writing). Interest accruing on Fixed Rate Loans shall be payable, in arrears, on the last day of the applicable Interest Period therefor, or in the case of Fixed Rate Loans with Interest Periods ending later than ninety (90) days from the date funded, at the end of each ninety (90) day period from the date funded and at the end of the applicable Interest Period therefor.

         1(e) ELECTION OF TYPE OF LOAN: CONVERSION OPTIONS: FUNDING OF LOANS.

                        (1) The Borrower may elect from time to time to have Loans funded by giving the Lender irrevocable notice of such election no later than: (i) in the case of a Reference Rate Loan or a Fixed Rate Loan bearing interest at the Applicable COF Rate, 12:00 noon (Los Angeles time) on the requested funding date, (ii) in the case of a Fixed Rate Loan bearing interest at the Applicable LIBOR Rate or the Applicable Eurodollar Rate, 12:00 noon (Los Angeles time) on the second Eurodollar Business Day preceding the proposed funding date. The principal amount of each Fixed Rate Loan shall be in the minimum amount of $500,000.00 and whole multiples of $100,000.00 in excess thereof.

                        (2) The Borrower may elect from time to time to convert Loans outstanding: (i) as Fixed Rate Loans to Reference Rate Loans by giving the Lender irrevocable notice of such election no later than 12:00 noon (Los Angeles time) on the last day of the Interest Period for such Fixed Rate Loan, (ii) as Fixed Rate Loans or Reference Rate Loans to Fixed Rate Loans bearing interest at the Applicable COF Rate by giving the Agent irrevocable notice of such election no later than 12:00 noon (Los Angeles time) on the last day of the Interest Period therefor or, in the case of the conversion of a Reference Rate Loan, the proposed date of conversion, and (iii) as Reference Rate Loans or Fixed Loans bearing interest at the Applicable COF Rate to Fixed Rate Loans bearing interest at the Applicable LIBOR Rate or the Applicable Eurodollar Rate by giving the Lender irrevocable notice of such election no later than

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         12:00 noon (Los Angeles time) on the second Eurodollar Business Day preceding the proposed conversion date. Any conversion of Fixed Rate Loans may only be made on the last day of the applicable Interest Period.

                        (3) The Borrower may elect from time to time to have any Fixed Rate Loan continued as a similar type of Fixed Rate Loan upon the expiration of the Interest Period applicable thereto by giving the Agent irrevocable notice of such election no later than:
         (i) in the case of a Fixed Rate Loan bearing interest at the Applicable COF Rate, 12:00 noon (Los Angeles time) on last day of the applicable Interest Period therefor, and (ii) in the case of other types of Fixed Rate Loans, 12:00 noon (Los Angeles time) on the second Eurodollar Business Day preceding the last day of such Interest Period.

                        (4) No Loan may be funded as a Fixed Rate Loan, no Reference Rate Loan may be converted into a Fixed Rate Loan, no Fixed Rate Loan may be converted into another type of Fixed Rate Loan nor may any Fixed Rate Loan be continued as such if an Event of Default or Potential Default has occurred and is continuing at the requested funding, conversion or continuation date.

                        (5) All or any part of outstanding Loans may be funded, continued or converted as provided herein, provided that any funding as, continuation of or conversion to a Fixed Rate Loan shall be in the minimum amount of $500,000.00 and increments of $100,000.00 in excess thereof.

                        (6) If the Borrower shall fail to give notice of its election to continue or convert a Fixed Rate Loan as provided above, the Borrower shall be deemed to have elected to convert such Fixed Rate Loan to a Reference Rate Loan on the last day of the applicable Interest Period.

                        (7) Each request for the funding, continuation or conversion of a Loan shall be evidenced by the timely delivery by the Borrower to the Agent of a duly executed Loan Request (which delivery may be by facsimile transmission).

              l(f) ILLEGALITY. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the governmental, regulatory or judicial interpretation or application thereof, shall make it unlawful for the Lender to make or maintain a given type of Fixed Rate Loan as contemplated by this Agreement: (1) the commitment of the Lender hereunder to make or to continue Fixed Rate Loans as such type of Fixed Rate Loan or to convert Reference Rate Loans to such type of Fixed Rate Loan shall forthwith be canceled and (2) Loans then outstanding as such type of Fixed Rate Loan, if any, shall be converted automatically to Reference Rate Loans or, subject to the notice provisions set forth in PARAGRAPH 1(e) above, another type of Fixed Rate Loan at the end of their respective Interest Periods or within such earlier period as may be required by law. In the event of a conversion of any such Fixed Rate Loan prior to the end of its applicable Interest Period the Borrower hereby agrees promptly to pay the Lender, upon demand, the amounts required pursuant to PARAGRAPH 1(i) below, it being agreed and understood that such conversion shall constitute a prepayment for all

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purposes hereof. The provisions hereof shall survive the termination of this
Agreement and payment of the outstanding Loans and all other Obligations.

              1(g) INABILITY TO DETERMINE RATE. In the event that the Lender shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank or eurodollar market adequate and reasonable means do not exist for ascertaining the Applicable LIBOR Rate or Applicable Eurodollar Rate for any Interest Period, the Lender shall promptly upon such determination so notify the Borrower. If such notice is given: (1) any Loan that was to have been funded or continued as or converted to such type of Fixed Rate Loan shall be funded or converted to a Reference Rate Loan or, subject to the notice requirements of PARAGRAPH 1(e) above, another type of Fixed Rate Loan, and (2) any Loan outstanding as such type of Fixed Rate Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Reference Rate Loan or, subject to the notice requirements of PARAGRAPH 1(e) above, another type of Fixed Rate Loan. Until such notice has been withdrawn by the Lender, the Borrower shall not have the right to have a Loan funded or continued as or to convert any Loan into such type of Fixed Rate Loan.

              1(h) REQUIREMENTS OF LAW: INCREASED COSTS. In the event that any change from and after the Effective Date in applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental, regulatory or judicial interpretation or application thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) issued following the Effective Date by any central bank or other governmental authority, agency or instrumentality:

                  (1) Does or shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Loans made hereunder, or change the basis of taxation of payments to the Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of the Lender);

                  (2) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender which are not otherwise included in the determination of interest payable on the Obligations on the Effective Date; or

                  (3) Does or shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining any Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of the Lender or any corporation controlling the Lender, then, in any such case, the Borrower shall promptly pay to the Lender, upon its written demand, any additional amounts necessary to compensate the Lender for such additional cost or reduced amounts receivable or

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rate of return as reasonably determined by the Lender with respect to this
Agreement or Loans made hereunder but only to the extent the Lender is generally requiring such compensation from its borrowers with respect to credit facilities in the nature of the credit facility evidenced hereby. If the Lender becomes entitled to claim any additional amounts pursuant to this PARAGRAPH 1(h), it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Loans and all other Obligations.

              1(i) PREPAYMENT PREMIUM. In addition to all other payment obligations hereunder, in the event: (1) any Loan which is outstanding as a Fixed Rate Loan is prepaid prior to the last day of the applicable Interest Period, whether following the occurrence of an Event of Default or otherwise, or
(2) the Borrower shall fail to borrow, to continue or to make a conversion to a Fixed Rate Loan after the Borrower has given notice thereof as provided in PARAGRAPH 1(e) above, then the Borrower shall immediately pay to the Lender an additional premium sum compensating the Lender for losses, costs and expenses reasonably incurred by the Lender in connection with such prepayment or such failure to borrow, continue or convert. If the Lender becomes entitled to claim any additional amounts pursuant to this PARAGRAPH 1(i), it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Loans and all other Obligations.

              1(j) FUNDING. The Lender shall be entitled to fund all or any portion of the Loans in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States.

              1(k) CREDIT SUPPORTING DOCUMENTS. As credit support for the Obligations, the Borrower will execute and deliver or cause to be executed and delivered to the Lender: (1) from each of the Guarantors, a guaranty in the form of that attached hereto as EXHIBIT A (each a "Guaranty," and, collectively and severally, the "Guaranties"), (2) from each of the Guarantors, a subordination agreement in the form of that attached hereto as EXHIBIT B (a "Guarantor Subordination Agreement," and, collectively and severally, the "Guarantor Subordination Agreements"), and (3) from the parties shown as signatory thereto, a standstill and subordination agreement in the form of that attached hereto as EXHIBIT C (the "Standstill Agreement").

           2. MISCELLANEOUS PROVISIONS.

              2(a) USE OF PROCEEDS. The proceeds of all Loans shall be utilized by the Borrower for any lawful general corporate purpose.

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              2(b) REQUEST FOR LOANS: MAKING OF LOANS. If the Borrower
desires to borrow a Revolving Loan hereunder or to convert Revolving Loans outstanding to the Term Loan, the Borrower shall deliver a Loan Request therefor to the Lender, which shall be delivered no later than 12:00 noon (Los Angeles time) by facsimile transmission, on the Business Day required pursuant to PARAGRAPH 1(e) above, or, in the case of the Term Loan, on the Conversion Date. The Lender shall fund each Revolving Loan by wiring or depositing the proceeds thereof to Account No. 0495-24595 maintained in the Borrower's name with the Lender; provided, however, that until such Account has been formally established (which shall occur no later than thirty (30) days following the Effective Date), the Lender shall fund each Revolving Loan by wiring or depositing the proceeds thereof to such account as the Borrower may specify in the related Loan Request.

              2(c) NOTE. The obligation of the Borrower to repay the Loans shall be evidenced by a note payable to the order of the Lender in the form of that attached hereto as EXHIBIT D (the "Note").

              2(d) NATURE AND PLACE OF PAYMENTS. All payments made on account of the Obligations shall be made by the Borrower, without setoff or counterclaim, in lawful money of the United States of America in immediately available funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Lender by 12:00 noon (Los Angeles time) on the day of payment, it being expressly agreed and understood that if a payment is received after 12:00 noon (Los Angeles time) by the Lender, such payment will be considered to have been made by the Borrower on the next succeeding Business Day and interest thereon shall be payable by the Borrower at the Reference Rate during such extension. All payments on account of the Obligations shall be made to the Lender through its office located at 601 South Figueroa Street, Los Angeles, California 90017. If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the rate otherwise applicable thereto during such extension.

              2(e) DEFAULT INTEREST. Upon the occurrence and during the continuance of an Event of Default the Obligations shall bear interest at a per annum rate equal to two percent (2%) in excess of the rate of interest otherwise applicable thereto or, if such Obligations do not otherwise bear interest, at a per annum rate equal to two percent (2%) in excess of the Reference Rate..

              2(f) COMPUTATIONS. All computations of interest and fees payable hereunder shall be based upon a year of three hundred and sixty (360) days for the actual number of days elapsed.

              2(g) PREPAYMENTS. The Borrower may prepay Loans hereunder, other than Fixed Rate Loans, in whole or in part at any time, without premium or penalty. Principal amounts prepaid on the Term Loan shall be applied to installments thereon in inverse order of maturity. The Borrower shall pay in connection with any prepayment hereunder all interest accrued but unpaid on Loans to which such prepayment is applied and any prepayment premium payable pursuant to PARAGRAPH 1(i) above, concurrently with payment to the Lender of any principal amounts.

              2(h) FEES. The Borrower shall pay to the Lender:

                  (1) On or before the Effective Date, a non-refundable commitment fee in the amount of $37,500.00; and

                  (2) During the period from the Effective Date to the Conversion Date, on the first Business Day of the first month of each calendar quarter (and on the Conversion Date) for the immediately preceding calendar quarter (or portion thereof), commencing on the first such date following the Effective Date, a non-usage fee in the amount set forth in a fee billing delivered by the Lender to the Borrower, which non-usage fee shall be computed at the per annum rate of one-quarter of one percent (0.25%) against the average daily Revolving Credit Limit in effect during the immediately preceding calendar quarter (or portion thereof) less the daily average amount of Revolving Loans outstanding during such calendar quarter (or portion thereof).

              2(i) TELEPHONIC/FACSIMILE COMMUNICATIONS. Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be an authorized Person and the Lender shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Obligations shall not be affected in any way or to any extent by any failure by the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in the telephonic or facsimile notice.

           3. CONDITIONS TO MAKING LOANS.

              3(a) FIRST REVOLVING LOAN. As conditions precedent to the obligation of the Lender to make the first Revolving Loan hereunder:

                  (1) The Borrower shall have delivered or shall have had delivered to the Lender, in form and substance satisfactory to the Lender and its counsel, each of the following:

                        (i) A duly executed copy of this Agreement;

                       (ii) A duly executed copy of each of the Guaranties,
              the Guarantor Subordination Agreements and the Standstill
              Agreement;

                      (iii) Such credit applications, financial statements,
              authorizations and such information concerning the Borrower and its Subsidiaries and their respective businesses, operations and conditions (financial and otherwise) as the Lender may reasonably request;

                       (iv) Certified copies of resolutions of the Board of
              Directors of the Borrower and each of the Guarantors approving the execution and delivery of the Loan Documents to which such Person is a party;

                        (v) A certificate of the Secretary or an Assistant
              Secretary of the Borrower and each of the Guarantors certifying the names and true signatures of the officers of such Person authorized to sign the Loan Documents to which such Person is a party;

                       (vi) An opinion of counsel for the Borrower and the
              Guarantors in the form of EXHIBIT E attached hereto and covering such other matters as the Lender may reasonably request;

                      (vii) A copy of each of the Certificate of
              Incorporation and Bylaws of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower as of the date of this Agreement as being accurate and complete;

                     (viii) A certificate of good standing, including tax
              status, for the Borrower from the Secretary of State of the State of California as of a recent date;

                       (ix) A certificate of the chief financial officer or
              treasurer of the Borrower in the form of that attached hereto as EXHIBIT F dated as of the date of this Agreement accompanied by calculations in detail satisfactory to the Lender demonstrating compliance by the Borrower and PICO with the financial covenants set forth in PARAGRAPH 6(o) below as of December 31, 1996; and

                        (x) Evidence that the Existing Credit Facility has
              been, or will on the Effective Date be, terminated.

                  (2) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

                  (3) All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Lender and its counsel.

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              3(b) ONGOING REVOLVING LOANS: TERM LOAN. As conditions precedent to the Lender's obligation to make any Loan hereunder, including the first Revolving Loan and the Term Loan, at and as of the date of the funding thereof:

                  (1) There shall have been delivered to the Lender a Loan Request therefor;

                  (2) The representations and warranties of the Borrower contained in the Loan Documents shall be accurate and complete in all respects as if made on and as of such date; and

                  (3) There shall not have occurred and be continuing an Event of Default or Potential Default.

By delivering a Loan Request to the Lender hereunder, the Borrower shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in SUBPARAGRAPHS (o)(2) through (b)(3) above.

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         As an inducement to the Lender to enter into this Agreement and to make Loans as provided herein, the Borrower represents and warrants to the Lender that:

              4(a) FINANCIAL CONDITION. The financial statements of the Borrower, dated the Statement Date, a copy of which have heretofore been furnished to the Lender, are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial condition of the Borrower and its consolidated Subsidiaries at such date and the consolidated results of their operations and changes in financial position for the fiscal period then ended. The Borrower has heretofore furnished to the Lender the annual Statutory Statement for each of the Regulated Subsidiaries for the most recent fiscal year ending prior to the Effective Date, which Statutory Statements present fairly, in all material respects, the financial condition of the respective Regulated Subsidiary in accordance with SAP.

              4(b) NO CHANGE. Since the Statement Date there has been no Material Adverse Effect nor has the Borrower or any of its Subsidiaries entered into, incurred or assumed any long-term debt, mortgages, material leases or oral or written commitments, nor commenced any significant project, nor made any purchase or acquisition of any significant property, except the investment by PICO of approximately $1,200,000.00 in the capital stock of CAPAX Management & Insurance Services, a California corporation.

              4(c) CORPORATE EXISTENCE: COMPLIANCE WITH LAW. The Borrower and each of its Subsidiaries: (1) is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of incorporation and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could have a Material Adverse Effect, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations failure to comply with which could have a Material Adverse Effect.

              4(d) CORPORATE POWER: AUTHORIZATION: ENFORCEABLE OBLIGATIONS. The Borrower and each of the Guarantors has the corporate power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Loan Documents. The Loan Documents have been duly executed and delivered on behalf of the Borrower and the Guarantors, as applicable, and constitute legal, valid and binding obligations of such Persons enforceable against such Persons in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

              4(e) NO LEGAL BAR. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries or create or result in the creation of any Lien on any assets of the Borrower or any of its Subsidiaries.

              4(f) NO MATERIAL LITIGATION. Except as disclosed on EXHIBIT G hereto, no litigation, investigation or proceeding (including, without limitation, Hazardous Materials Claims) of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of such Persons' properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a Material Adverse Effect.

              4(g) TAXES. The Borrower and each of its Subsidiaries have filed or caused to be filed all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property other than taxes which are being contested in good faith by appropriate proceedings and as to which the Borrower or applicable Subsidiary has established adequate reserves in conformity with GAAP.

              4(h) INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Borrower Act of 1940, as amended.

              4(i) SUBSIDIARIES. Attached hereto as EXHIBIT H is an accurate and complete list of all presently existing Subsidiaries, including all Regulated Subsidiaries, of the Borrower, their respective jurisdictions of incorporation and qualification and the percentage of their capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

               4(j) FEDERAL RESERVE BOARD REGULATIONS. Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of such terms under Regulation U. No part of the proceeds of any Loan issued hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

               4(k) ERISA. (1) No Prohibited Transactions, Accumulated Funding Deficiencies, withdrawals from Multiemployer Plans or Reportable Events have occurred with respect to any Plans or Multiemployer Plans that, in the aggregate, could subject the Borrower to any tax, penalty or other liability where such tax, penalty or liability is not covered in full, for the benefit of the Borrower, by insurance; (2) no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated under
Section 4041 of ERISA, nor has the PBGC instituted proceedings to terminate, or appoint a trustee to administer, a Plan, and no event has occurred or condition exists which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (3) the present value of all benefit liabilities (as defined in section 4001(a)(16) of ERISA) under all Plans (based on the actuarial assumptions used to fund the Plans) does not exceed the assets of the Plans; and (4) the execution, delivery and performance by the Borrower of this Agreement and the Loans hereunder and the use of the proceeds thereof will not involve any Prohibited Transactions.

              4(l) ASSETS. The Borrower and each of its Subsidiaries has good and marketable title to all property and assets reflected in the financial statements referred to in PARAGRAPH 4(a) above, except property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof and for interests of other Persons as mandated by Applicable Insurance Regulatory Authorities. Neither the Borrower nor any of its Subsidiaries has outstanding Liens on any of its properties or assets nor are there any security agreements to which the Borrower or any of its Subsidiaries is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as reflected in the financial statements referred to in PARAGRAPH 4(a) above or as permitted under PARAGRAPH 6(a) below.

              4(m) SECURITIES ACTS. The Borrower has no legal liability with respect to the issuance of any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Borrower is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Note.

              4(n) CONSENTS, ETC. No consent, approval, authorization of, or registration, declaration or filing with any governmental authority is required on the part of the Borrower or any of the Guarantors in connection with the execution and delivery of the Loan

Documents or the performance of or compliance with the terms, provisions and conditions thereof.

              4(o) HAZARDOUS MATERIALS. Neither the Borrower nor, to the best knowledge of the Borrower, any other Person has: (1) caused or permitted any Hazardous Materials to be placed, held, located or disposed of in, on, under or about the Property or any part thereof, and neither the Property, nor any part thereof, has ever been used (whether by the Borrower or, to the best knowledge of the Borrower, by any other Person) for activities involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Materials; (2) caused or permitted to be incorporated into or utilized in the construction of any improvements located on the Property any chemical, material, or substance to which exposure is prohibited, limited or regulated by any Hazardous Materials Laws or which, even if not so regulated, is known to pose a hazard (either in its present form or if disturbed or removed) to the health and safety of the occupants of the Property or of property adjacent to the Property; or (3) discovered any occurrence or condition on the Property or any property adjacent to or in the vicinity of the Property that could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Materials Laws.

          5. AFFIRMATIVE COVENANTS. The Borrower hereby covenants and agrees with the Lender that, as long as any Obligations remain unpaid or the Lender has any obligation to make Loans hereunder, the Borrower shall:

              5(a) FINANCIAL STATEMENTS. Furnish or cause to be furnished to the Lender:

                  (1) Within one hundred twenty (120) days after the last day of each fiscal year of the Borrower, consolidated and consolidating statements of income and statements of changes in financial position of the Borrower and its consolidated Subsidiaries for such year and balance sheets as of the end of such year presented fairly, in all material respects, in accordance with GAAP and accompanied by an unqualified report of a firm of independent certified public accountants acceptable to the Lender;

                  (2) Within sixty (60) days after the last day of each of the first three fiscal quarters of the Borrower, consolidated statements of income and changes in financial position for such fiscal quarter and balance sheets as of the end of such fiscal quarter of the Borrower and its consolidated Subsidiaries, accompanied in each case by a certificate of the chief financial officer of the Borrower stating that such financial statements are presented fairly in accordance with GAAP;

                  (3) Promptly after the filing thereof with the Applicable Insurance Regulatory Authority and in any event within one hundred twenty (120) days after the last day of each fiscal year of each Regulated Subsidiary, the annual Statutory Statement of such
         Regulated Subsidiary for such year, accompanied by: (i) the opinion thereon of the chief financial officer of such Regulated Subsidiary stating that such Statutory Statement presents fairly, in all material respects, the financial condition of
         such Regulated Subsidiary for such fiscal year in accordance with SAP, and (ii) an annual review of reserves of such Regulated Subsidiary prepared by an independent actuarial firm satisfactory to the Lender;

                  (4) Promptly after the filing thereof with the Applicable Insurance Regulatory Authority and in any event within sixty (60) days after the last day of the first three fiscal quarters of each Regulated Subsidiary, the quarterly Statutory Statement of such Regulated Subsidiary for such quarterly period, accompanied by a certificate of the chief financial officer of such Regulated Subsidiary stating that such Statutory Statement presents fairly, in all material respects, the financial condition of such Regulated Subsidiary for such quarterly fiscal period in accordance with SAP;

                  (5) Concurrently with each delivery of financial statements pursuant to SUBPARAGRAPHS (a)(1) through (a)(4) above, a certificate of the chief financial officer of the Borrower, in form and detail reasonably satisfactory to the Lender, setting forth calculations certified to be true, complete and correct showing compliance of the Borrower and PICO, as applicable, with the financial covenants set forth in PARAGRAPH 6(o) below as of the last day of the fiscal period then ending and setting forth Indebtedness incurred by the Borrower and its Subsidiaries during such fiscal period permitted pursuant to Items 2 and 3 of the schedule of Permitted Other Debt and, in the case of the annual financial statements of the Borrower delivered pursuant to SUBPARAGRAPH (a)(1) above, annual budgets and projections in form and detail reasonably satisfactory to the Lender;

                  (6) Promptly upon receipt thereof: (i) a copy of the results of each triennial examination by each Applicable Insurance Regulatory Authority of the financial condition and operations of the Borrower and any Regulated Subsidiary and (ii) a copy of each final annual report from the NAIC as to each Regulated Subsidiary's compliance with each of the IRIS Tests;

                  (7) Promptly upon receipt thereof, a copy of any material correspondence, notice or report to or from any Applicable Insurance Regulatory Authority, including, without limitation, any NAIC specified survey filed with the NAIC and any management discussion and analysis report required by statute or regulation;

                  (8) Promptly upon the mailing thereof to the shareholders of the Borrower generally or to holders of Subordinated Indebtedness generally, copies of all financial statements, reports and proxy statements so mailed and copies of all regular and periodic reports and all registration statements, if any, which the Borrower files with the Securities and Exchange Commission;

                  (9) Promptly upon receipt thereof, a copy of each management letter delivered to the Borrower by the Borrower's independent certified public accountants;

                  (10) Promptly upon request, such additional reports, including without limitation, ESOP valuations, annual budgets and projections and rating agency reports, as the Lender may reasonably request;

                  (11) Promptly, such additional financial and other information, including, without limitation, financial statements of the Borrower or any Affiliate, as the Lender may from time to time reasonably request, including, without limitation, such information as is necessary for the Lender to sell, assign or otherwise transfer all or portions of, and participations in, the Lender's interest in the Loans hereunder or to enable other financial institutions to become signatories hereto; and

                  (12) Promptly after the same are provided to the press, copies of all press releases issued by the Borrower.

               5(b) PAYMENT OF INDEBTEDNESS. And shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the reasonable satisfaction of the Lender for the payment thereof in the event the Borrower or such Subsidiary is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Borrower or such Subsidiary.

               5(c) MAINTENANCE OF EXISTENCE AND PROPERTIES; COMPLIANCE. And shall cause each of its Subsidiaries to, maintain its corporate existence (other than in connection with the Reincorporation of the Borrower) and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law.

               5(d) INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. And shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Lender (at no cost or expense to the Borrower or any Subsidiary unless there shall have occurred and be continuing an Event of Default) to visit and inspect any of its properties and examine and make abstracts from and copies of any of its books and records at any reasonable time and as often as may reasonably be desired by the Lender, and to discuss the business, operations, properties and financial and other condition of the Borrower and any of its Subsidiaries with officers and employees of such parties, and with their independent certified public accountants.

               5(e) NOTICES. Promptly give written notice to the Lender of:

                    (1) The occurrence of any Potential Default or Event of Default;

                    (2) Any litigation or proceeding affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect; and

                    (3) Any other Material Adverse Effect.

              5(f) EXPENSES. Pay all reasonable out-of-pocket expenses (including fees and disbursements of counsel) of the Lender incident to the preparation, negotiation and administration of the Loan Documents and the protection of the rights of the Lender under the Loan Documents, or otherwise incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, and before as well as after judgment including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Borrower or a "workout" of the Obligations. The obligations of the Borrower under this PARAGRAPH 5(f) shall be effective and enforceable whether or not any Loan is made hereunder and shall survive payment of all other Obligations.

              5(g) LOAN DOCUMENTS. And shall cause each of the Guarantors to, comply with and observe all terms and conditions of the Loan Documents to which it is party.

              5(h) INSURANCE. And shall cause each of its Subsidiaries to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, and furnish the Lender on request full information as to all such insurance.

              5(i) HAZARDOUS MATERIALS. And shall cause each of its Subsidiaries to:

                  (1) Keep and maintain all Property in compliance with, and not cause or permit any Property to be in violation of, any Hazardous Materials Laws or any federal, state or local laws, ordinances or regulations relating to industrial hygiene or to the environmental conditions on, under or about any Property, including, but not limited to, soil and ground water conditions.

                  (2) Not cause or permit the discharge, release or disposal of any Hazardous Materials in, on, under or about any Property, nor use, generate, manufacture or store, or permit to be used, generated, manufactured, or stored in, on, under or about any Property, or transport to or from or permit to be transported to or from any Property, any Hazardous Materials.

                  (3) Immediately advise the Lender in writing of (i) any threatened or actual Hazardous Materials Claims, (ii) the Borrower's or any Subsidiary's receipt of any notice of any violation of Hazardous Materials Laws (and the Borrower shall immediately provide the Lender with a copy of such notice of violation), and
         (iii) the Borrower's or any Subsidiary's discovery of any occurrence or condition on any Property or any property adjacent to or in the vicinity of any Property that could cause the Property or any part thereof to be in violation of any Hazardous Materials Laws or to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Materials Laws.

              5(j) ERISA. Furnish to the Lender:

                  (1) Promptly and in any event within ten (10) days after the Borrower knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto;

                  (2) Promptly and in any event within ten (10) days after the Borrower knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by the Borrower or any ERISA Affiliate, a statement of the chief financial officer of the Borrower describing such condition;

                  (3) At least ten (10) days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;

                  (4) Promptly and in no event more than ten (10) days after the filing thereof with the Secretary of the Treasury, a copy of any application by the Borrower or an ERISA Affiliate for a waiver of the minimum funding standard under section 412 of the Code;

                  (5) Promptly and in no event more than ten (10) days after the filing thereof with the Internal Revenue Service, copies of each annual report which is filed on Form 5500, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500;

                  (6) Promptly and in any event within ten (10) days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Borrower describing such event or condition;

                  (7) Promptly and in no event more than ten (10) days after receipt thereof by the Borrower or any ERISA Affiliate, a copy of each notice received by the Borrower or an ERISA Affiliate concerning the imposition of any withdrawal liability under section 4202 of ERISA; and

                  (8) Promptly after receipt thereof a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC or the Internal Revenue

         Service with respect to any Plan or Multiemployer Plan; provided, however, that this SUBPARAGRAPH (8) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

              5(k) RISK-BASED CAPITAL RATIO. Cause each Regulated Subsidiary to comply with the minimum risk-based capital ratio requirements or guidelines applicable to it established by the NAIC or the Applicable Insurance Regulatory Authority.

              5(l) ADEQUATE REINSURANCE. Cause each Regulated Subsidiary to enter into and maintain Reinsurance Agreements with reinsurers with an A.M. Best & Co. rating of not less than A- or, with respect to PICO's employment practices liability coverage, syndicates affiliated with Lloyd's of London, to the extent required so as not to exceed retention limits as established from time to time by the Borrower in its reasonable business judgment and consistent with the methodology and procedures for establishing the same as in effect on the Effective Date.

              5(m) MAINTENANCE OF RATING. Cause PICO to have an A.M. Best & Co. rating of not less than B++.

         6. NEGATIVE COVENANTS. The Borrower hereby agrees that, as long as any Obligations remain unpaid or the Lender has any obligation to make Loans hereunder, the Borrower shall not, directly or indirectly:

              6(a) LIENS. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist, any Lien upon any of its property and assets except:

                  (1) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Borrower or such Subsidiary shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

                  (2) Liens, deposits or pledges made to secure statutory or regulatory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the Borrower's or such Subsidiary's business;

                  (3) Purchase money Liens for property hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired; provided, however, that no such Lien or agreement shall extend to any property other than the property acquired;

                  (4) Statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP; and

                  (5) Attachment and judgment Liens not otherwise constituting an Event of Default each of which Lien is in existence less than forty five (45) days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance.

              6(b) INDEBTEDNESS. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist, or otherwise become or be liable, in respect of any Indebtedness except:

                  (1) The Obligations of such Persons under the Loan
         Documents;

                  (2) Indebtedness reflected in the financial statements referred to in PARAGRAPH 4(a) above (other than Indebtedness under the Existing Credit Facility);

                  (3) Trade debt incurred in the ordinary course of business and outstanding less than thirty (30) days after the same has become due and payable or which is being contested in good faith, provided provision is made to the satisfaction of the Lender for the eventual payment thereof in the event it is found that such contested trade debt is payable by the Borrower;

                  (4) Indebtedness secured by Liens permitted under PARAGRAPH 6(a) above; and

                  (5) Permitted Other Debt.

              6(c) CONSOLIDATION AND MERGER. And shall not permit any
Subsidiary to, liquidate or dissolve or enter into any consolidation or merger (other than in connection with the Reincorporation), partnership, joint venture, syndicate or other combination unless the Borrower or such Subsidiary shall be the surviving entity and following the consummation thereof there shall not exist an Event of Default or Potential Default.

              6(d) ACQUISITIONS. And shall not permit any Subsidiary to, purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any person, firm or corporation, other than purchases and acquisitions of assets or businesses consistent with lines of business carried on by the Borrower or such Subsidiary on the Effective Date; provided, however, that in no event shall the Borrower or any of its Subsidiaries consummate (1) any single acquisition, whether in a single transaction or a series of transactions, for total compensation in excess of $10,000,000.00, or (2) acquisitions from and after the Effective Date for an aggregate total compensation in excess of $15,000,000.00 without the prior written consent of the Lender.

              6(e) PAYMENT OF DIVIDENDS. And shall not permit any Subsidiary to, declare or pay any dividends upon its shares of stock now or hereafter outstanding or make any distribution of assets to its stockholders as such, whether in cash, property or securities, except (1) dividends payable in shares of capital stock and cash in lieu of fractional shares or in options, warrants or other rights to purchase shares of capital stock, (2) dividends payable by the Subsidiaries to the Borrower (it being agreed and understood that the Borrower shall not permit to exist any Contractual Obligations restricting the payment of dividends by any Subsidiary to the Borrower except those imposed by applicable regulatory authorities on the Regulated Subsidiaries), and (3) if, but only if, at the date of payment thereof and both before and after giving effect to the payment thereof there does not exist an Event of Default or Potential Default, dividends payable by the Borrower to its shareholders.

              6(f) PURCHASE OR RETIREMENT OF STOCK. And shall not permit any Subsidiary to, acquire, purchase, redeem or retire any shares of its capital stock now or hereafter outstanding at any time at which there shall exist an Event of Default or Potential Default.

              6(g) INVESTMENTS; ADVANCES. And shall not permit any Subsidiary to, make or commit to make any advance, loan or extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except investments in Persons conducting businesses in similar lines of business to those conducted by the Borrower or such Subsidiary on the Effective Date; provided, however, that in no event shall any Regulated Subsidiary make or commit to make any advance, loan or extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except to the extent permitted under and consistent with the Statement of Investment Policy, Guidelines and Objectives of PICO and PACO as amended as of February 26, 1996, a copy of which Statement has been delivered to the Lender and except that such investments can be made in amounts not exceeding $3,000,000.00 in the aggregate in privately-held insurance agencies and insurance servicing companies (such as third party administrators, premium finance companies, etc.), and subject to the additional restrictions that in no event shall: (1) equity investments in equity securities held by any Regulated Subsidiary at any date exceed thirty percent (30%) of such Regulated Subsidiary's surplus plus excess statutory reserves adjustment at such date, or
(2) any Regulated Subsidiary make any fixed maturity investment which has a rating lower than NAIC Class 2 at the date of acquisition thereof by such Regulated Subsidiary.

              6(h) SALE OF ASSETS. And shall not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired, other than in the ordinary course of business as presently conducted and at fair market value.

              6(i) ERISA. And shall not permit any Subsidiary to:

                  (1) Terminate or withdraw from any Plan so as to result in any material liability to the PBGC;

                  (2) Engage in or permit any person to engage in any Prohibited Transaction involving any Plan which would subject the Borrower or such Subsidiary to any material tax, penalty or other liability;

                  (3) Incur or suffer to exist any material Accumulated Funding Deficiency, whether or not waived, involving any Plan;

                  (4) Allow or suffer to exist any event or condition which presents a risk of incurring a material liability to the PBGC;

                  (5) Amend any Plan so as to require the posting of security under section 401(a)(29) of the Code; or

                  (6) Fail to make payments required under section 412(m) of the Code and section 302(e) of ERISA which would subject the Borrower or such Subsidiary to any material tax, penalty or other liability.

              6(j) LIMITATION ON TRANSACTIONS WITH AFFILIATES. And shall not permit any Subsidiary to, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or lend or advance any money to, or borrow any money from, or guarantee any obligation of, or acquire any stock, obligations or securities of, or enter into any merger or consolidation agreement, or any management or similar fee, agreement with, any Affiliate, or enter into any other transaction or arrangement or make any payment to (including, without limitation, on account of any management fees, service fees, home office charges, consulting fees, technical services charges or tax sharing charges) or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate other than on terms no less favorable to the Borrower or such Subsidiary as would be obtained in an arms-length transaction with a non-Affiliate; provided, however, that nothing contained herein shall prohibit any transaction among the Borrower and the Guarantors entered into in the normal course of business and with reasonable business judgment.

              6(k) CHANGE IN BUSINESS. And shall not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by it on the Effective Date.

              6(l) ACCOUNTING CHANGES. And shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or SAP, as applicable, or change its fiscal year.

              6(m) SUBSIDIARIES. And shall not permit any Subsidiary to, form or acquire following the Effective Date any Subsidiary unless such Subsidiary shall immediately upon formation execute and deliver to the Lender a Guaranty and a Guarantor Subordination Agreement.

              6(n) CAPITAL EXPENDITURES. And shall not permit any Subsidiary to, make or commit to make (by way of acquisition of the securities of any Person or otherwise),

Capital Expenditures other than Capital Expenditures of the Borrower and its Subsidiaries taken in the aggregate not exceed $3,000,000.00 in any fiscal year.

              6(o) FINANCIAL COVENANTS. Permit:

                  (1) PICO's ratio, determined in accordance with SAP, of net premiums written during the most recent ending four fiscal quarters to surplus plus excess statutory reserves as of the last day of the most recent ending fiscal quarter, to exceed 3.00:1.00; or

                  (2) At any date, PICO's surplus at such date plus excess statutory reserves, to be less than the sum of: (i) $27,500,000.00, plus, from and after the January 1, 1997, (ii) fifty percent (50%) of amounts paid in as capital and fifty percent (50%) of statutory net income; or

                  (3) At and as of the end of any fiscal quarter, the Borrower's ratio of consolidated Funded Debt to consolidated stockholders equity (excluding consolidated net unrealized gains or losses as required pursuant to FASB 115), determined in accordance with GAAP, to exceed 0.60:1.00; or

                  (4) At and as of the end of any fiscal quarter, the Borrower's consolidated stockholder's equity to be less than: (i) $34,000,000.00, plus (ii) seventy five percent (75%) of the net proceeds of any equity offering of the Borrower received following the Effective Date, plus (iii) fifty percent (50%) of consolidated net income from and after January 1, 1997, determined in accordance with GAAP; or

                  (5) At and as of the end of any fiscal year, the Borrower's consolidated Fixed Charge Coverage Ratio to be less than 1.25: 1.00; or

                  (6) At and as of the end of any fiscal year, the Borrower's consolidated Interest Coverage Ratio to be less than 3.00:1.00.

              6(p) REINCORPORATION. Enter into and consummate the Reincorporation unless: (1) both before and after giving such consummation there would not exist an Event of Default or Potential Default, and (2) there has been, or concurrently with such consummation of the Reincorporation there will be, executed and delivered to the Lender such documents, instruments and agreements, including, without limitation, amendments to the Loan Documents, as the Lender may reasonably request.

         7. EVENTS OF DEFAULt. Upon the occurrence of any of the following events (an "Event of Default"):

              7(a) The Borrower shall fail to pay any principal on the Loans on the date when due or fail to pay within three days of the date when due any other Obligation under the Loan Documents; or

              7(b) Any representation or warranty made by the Borrower or any Guarantor in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any respect on or as of the date made; or

              7(c) The Borrower or any Subsidiary shall fail to maintain its corporate existence (other than in connection with the Reincorporation) or shall default in the observance or performance of any covenant or agreement contained in PARAGRAPH 5(m) or PARAGRAPH 6 above; or

              7(d) The Borrower shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days after notice of such failure is given by the Lender to the Borrower; or

              7(e) The Borrower or any Subsidiary shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations) in an aggregate amount for the Borrower and all such Subsidiaries in excess of $250,000.00 or any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

              7(f) (1) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or
(ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against the Borrower or any of its Subsidiaries, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

              7(g) (1) Any Reportable Event or a Prohibited Transaction shall occur with respect to any Plan; or (2) a notice of intent to terminate a Plan under section 4041 of ERISA shall be filed; or (3) a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; or

(4) any other event or condition shall exist which might, in the opinion of the Lender, constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (5) the Borrower or any ERISA Affiliate shall withdraw from a Multiemployer Plan under circumstances which the Lender determines could have a material adverse effect on the financial condition of the Borrower; or

              7(h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty five (45) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

              7(i) Any Guarantor shall fail to observe or comply with any term or condition of its Guaranty or its Guarantor Subordination Agreement or shall attempt to rescind or revoke its Guaranty or its Guarantor Subordination Agreement, with respect to future transactions or otherwise; or

              7(j) The Borrower shall cease to own one hundred percent (100%) of PICO;

          THEN, automatically upon the occurrence of an Event of Default under PARAGRAPH 7(f) above, and at the option of the Lender upon the occurrence of any other Event of Default, the Lender's obligation to make Loans shall terminate and the Obligations due and payable, without demand upon or presentment to the Borrower, which are expressly waived by the Borrower, and the Lender may immediately exercise all rights, powers and remedies available to it at law, in equity or otherwise.

         8. MISCELLANEOUS PROVISIONS.

              8(a) NO ASSIGNMENT. The Borrower may not assign its rights or obligations under this Agreement without the prior written consent of the Lender. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of the Lender, its successors and assigns, and shall be binding upon the Borrower, its successors and assigns.

              8(b) AMENDMENT; NO WAIVER. This Agreement may not be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Lender and the Borrower. It is expressly agreed and understood that the failure by the Lender to elect to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lender to make Loans hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement. No delay or failure by the Lender to exercise any right, power or remedy shall constitute a waiver thereof by the Lender, and no single or partial exercise by the Lender of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

              8(c) CUMULATIVE RIGHTS. The rights, powers and remedies of the Lender hereunder are cumulative and in addition to all rights, power and remedies provided under any and all agreements between the Borrower and the Lender relating hereto, at law, in equity or otherwise.

              8(d) ENTIRE AGREEMENT. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

              8(e) SURVIVAL. All representations, warranties, covenants and agreements herein contained on the part of the Borrower shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

              8(f) NOTICES. All notices, consents, requests and demands to or upon the respective parties hereto shall be in writing, and shall be deemed to have been given or made when delivered in person or when deposited in the United States mail, postage prepaid, or, when delivered to the overnight courier service, or in the case of telex or telecopy notice, when sent, verification received, in each case addressed or sent as set forth on
SCHEDULE I attached hereto, or such other address as either party may designate by notice to the other in accordance with the terms of this PARAGRAPH 8(f).

              8(g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to choice of law rules.

              8(h) ASSIGNMENTS; PARTICIPATIONS.

                  (1) The Lender may at any time, with the consent of the Borrower, which consent shall not be unreasonably withheld, assign or delegate to one or more Persons all or a portion of the Loans and the other rights and obligations of the Lender hereunder; provided, however, the the Lender need not obtain the consent of the Borrower to any such assignment or delegation at any time at which there shall exist and be continuing an Event of Default or Potential Default.

                  (2) The Lender may at any time sell to one or more Persons participating interests in the Loans and the other rights and obligations of the Lender hereunder; provided, however, that (i) the Lender's obligations under this Agreement shall remain unchanged,
         (ii) the Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lender, and (iv) following such sale the Lender and its Affiliates shall continue to hold for their own account more than fifty percent (50%) of the dollar amount of the Revolving Credit Limit (prior to the Conversion Date) and the outstanding principal balance of the Term Loan (following the Conversion Date).

                  (3) For purposes of this PARAGRAPH 8(h), the Lender may disclose to a potential or actual assignee or participant any and all information supplied to the Lender by or on behalf of the Borrower and its Subsidiaries. The Borrower agrees to execute and deliver, and to cause to be executed and delivered, to the Lender such documents, instruments and agreements, including, without limitation, amendments to the Loan Documents, deemed necessary or desirable by the Lender to effect such transfers.

              8(i) COUNTERPARTS. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

              8(j) ACCOUNTING TERMS. All accounting terms not otherwise defined herein are used with the meanings given such terms under GAAP.

              8(k) AUTHORIZATION TO DISCLOSE. The Borrower hereby authorizes the Lender to disclose to the Guarantors any and all information concerning the Borrower, its business, properties and condition (financial or otherwise) now or hereafter in the Lender's possession or within its control to the extent reasonably deemed necessary or desirable by the Lender.

              8(l) WAIVER OF JURY TRIAL. SUBJECT TO PARAGRAPH 8(m) BELOW, THE COMPANY, FOR ITSELF AND THE GUARANTORS, AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, FOR ITSELF AND THE GUARANTORS, AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

              8(m) DISPUTE RESOLUTION. It is understood and agreed that upon the request of any party hereto any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising out of, pertaining to or in connection with this Agreement or the other Loan Documents, or any related agreements, documents, or instruments, shall be resolved through final and binding arbitration administered by Judicial Arbitration & Mediation Services, Inc. ("J.A.M.S."). The hearing shall be conducted at a location determined by the arbitrator in Los Angeles, California and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgment upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party or parties and shall include in the award that party's or parties' reasonable attorneys fees and costs. As soon as practicable after selection of the arbitrator, the arbitrator or his/her designated representative shall determine a reasonable estimate of anticipated fees and costs of the arbitrator, and render a statement to each party setting forth that party's pro-rata share of said fees and costs. Thereafter each party shall, within ten days of receipt of said statement, deposit said sum with the arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend that claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay under this PARAGRAPH 8(m), nor any other provision of this dispute resolution provision, shall limit the right of any party to obtain provisional or ancillary remedies such as injunctive relief from any court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of an action for the pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

         9. DEFINITIONS. For purposes of this Agreement, the terms set forth below shall have the following meanings:

          "ACCUMULATED FUNDING DEFICIENCY" shall mean a funding deficiency described in section 302 of ERISA.

          "AFFILIATE" shall mean, as to any corporation, any other corporation directly or indirectly controlling, controlled by or under direct or indirect common control with, such corporation. "Control" as used herein means the power to direct the management and policies of such corporation.

          "AGREEMENT" shall mean this Agreement, as the same may be amended, extended or replaced from time to time.

          "APPLICABLE COF RATE" shall mean for any Interest Period, the COF Rate on the first day of such Interest Period plus the Fixed Rate Loan Spread..

          "APPLICABLE EURODOLLAR RATE" shall mean for any Interest Period, the Eurodollar Rate on the first day of such Interest Period plus the Fixed Rate Loan Spread.

         "APPLICABLE INSURANCE REGULATORY AUTHORITY" shall mean, when used with reference to any Regulated Subsidiary, the insurance department or similar administrative agency or authority located in any State in which such Regulated Subsidiary is domiciled or licensed.

          "APPLICABLE LIBOR RATE shall mean for any Interest Period, the LIBOR Rate on the first day of such Interest Period plus the Fixed Rate Loan Spread.

          "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized or obligated to close their regular banking business.

           "CAPITAL EXPENDITURE" shall mean, for any period, the aggregate of all expenditures for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet, less net proceeds from sales of fixed or capital assets received during such period. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder as from time to time in effect.

          "COF RATE" shall mean the rate of interest which the Lender determines, in its sole and absolute discretion, to be equal to the Lender's cost of acquiring funds in an amount approximately equal to the amount of the Loan to which such rate shall apply for a period of time approximately equal to the relevant Interest Period. Such cost of funds shall be adjusted for any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase of such funds by the Lender.

          "COMBINED EARNINGS" shall mean the sum (without duplication) of:
(a) the combined (without duplication) Dividend Capacity of the Regulated Subsidiaries, plus (b) EBITDA, and plus (c) the combined tax provision, established in accordance with GAAP, for the Regulated Subsidiaries.

          "COMMONLY CONTROLLED ENTITY" of a Person shall mean a Person, whether or not incorporated, which is under common control with such Person within the meaning of Section 414(c) of the Internal Revenue Code.

          "CONTRACTUAL OBLIGATION" as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "CONVERSION DATE" shall mean December 31, 1999, as such date may be extended from time to time by written agreement of the Borrower and the Lender.

          "DEBT SERVICE" shall mean for any fiscal year the sum, for the Borrower and its Subsidiaries (other than Regulated Subsidiaries) of the following: (a) all payments of principal of Funded Debt scheduled to be made during the following fiscal year plus (b) all Interest Expense for the immediately preceding fiscal year, plus (c) consolidated provision for taxes for such immediately preceding fiscal year.

          "DIVIDEND CAPACITY" shall mean for any fiscal year the dollar amount of a cash dividend Regulated Subsidiaries could make to the Borrower without obtaining any special insurance regulatory approval.

          "EBITDA" shall mean, for any period, the sum for the Borrower and its Subsidiaries other than the Regulated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net earnings (calculated before income taxes, minority interests and extraordinary items), plus (b) the sum of the following (to the extent deducted in determining net earnings) for such period: (1) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (2) depreciation and amortization expense and (iii) amortization of intangibles and organization costs.

          "EFFECTIVE DATE" shall mean the date as of which all conditions precedent to the funding of the first Loan hereunder have been met and such Loan funded.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder as from time to time in effect.

          "ERISA AFFILIATE" shall mean each trade or business, including the Borrower, whether or not incorporated, which together with the Borrower would be treated as a single employer under section 4001 of ERISA.

          "EURODOLLAR BUSINESS DAY" shall mean a Business Day upon which commercial banks in the eurocurrency market are open for domestic and international business.

          "EURODOLLAR RATE" shall mean with respect to any Fixed Rate Loan which is to bear interest at the Applicable Eurodollar Rate, rate determined by the Lender's Treasury Desk as being the approximate rate at which the Lender could purchase offshore U.S. dollar deposits in an amount approximately equal to the amount of such Fixed Rate Loan and for a period of time approximately equal to the selected Interest Period therefor, adjusted for any and all assessments, surcharges and reserve requirement pertaining to the purchase by the Lender of such U.S. dollar deposits.

          "EVENT OF DEFAULT" shall have the meaning given such term in PARAGRAPH 7 above.

          "EXISTING CREDIT FACILITY" shall mean that certain credit facility provided to the Borrower by Wells Fargo Bank, N.A., as successor in interest to First Interstate Bank of California, evidenced by that certain Loan Agreement dated July 26, 1994, as amended.

          "FINAL MATURITY DATE" shall mean December 31, 2001, as such date may be extended by written agreement of the Lender and the Borrower.

          "FIXED CHARGE COVERAGE RATIO" shall mean for any period, the ratio of: (a) Combined Earnings for such period to (b) Debt Service for such period.

          "FIXED RATE LOANS" shall have the meaning given such term in PARAGRAPH 2(c) above.

          "FIXED RATE LOAN SPREAD" shall mean one and three eighths of one percent (1.375%).

          "FUNDED DEBT" shall mean all obligations for borrowed money and capitalized lease obligations.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTORS" shall mean each of Pan American Underwriters, Inc., Pan American Underwriters Insurance Agents & Brokers, Inc., Agri-Comp Insurance Agency, Inc., Pan Pacific Benefit Administrators, Inc., Paula Trading Company Insurance Agency & Brokers, Inc., and all Subsidiaries of the Borrower formed following the Effective Date.

          "GUARANTOR SUBORDINATION AGREEMENT" shall have the meaning given such term in PARAGRAPH 1(k) above.

          "GUARANTY" shall have the meaning given such term in PARAGRAPH 1(k) above.

          "HAZARDOUS MATERIALS" shall mean any flammable materials (excluding wood products normally used in construction), explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definitions of "hazardous substances," "hazardous wastes," "hazardous materials," "special wastes," "solid wastes" or "toxic substances" under any applicable federal, state, county, regional or local laws, ordinances, regulations or guidelines.

          "HAZARDOUS MATERIALS CLAIMS" shall mean any enforcement, cleanup, removal or other governmental or regulatory action or order, or any governmental claim for damages or other compensation, with respect to the Property, made under or pursuant to any Hazardous Materials Laws, and/or any claim asserted in writing by any third party relating to damage, contribution, cost recovery or other compensation, loss or injury resulting from any Hazardous Materials.

          "HAZARDOUS MATERIALS EVENT" shall have the meaning given such term in PARAGRAPH 5(j)(4) above.

          "HAZARDOUS MATERIALS LAWS" shall mean any applicable federal, state, county, regional or municipal laws, ordinances, regulations or guidelines relating to Hazardous Materials.

          "INDEBTEDNESS" of any Person shall mean all obligations for money borrowed, obligations with respect to the face amount of letters of credit issued for the account of such Person, capitalized lease obligations and all indebtedness and liabilities of others assumed or guarantied by such Person, determined in accordance with GAAP.

          "INTEREST COVERAGE RATIO" shall mean for any period, the ratio of:
(a) Combined Earnings for such period to (b) Interest Expense for such period.

          "INTEREST EXPENSE" shall mean for any period, the sum without duplication, for the Borrower and its Subsidiaries (other than Regulated Subsidiaries), of all interest payable in cash during such period (or, in the case of prepaid interest, deducted in the computation of net income for such period) in respect of Funded Debt (whether or not actually paid), plus consolidated provision for taxes.

          "INTEREST PERIOD" shall mean with respect to any Fixed Rate Loan, the period commencing on the date such Loan is advanced and ending from 30, 60, 90, 180 or 360 days thereafter, as designated in the related Loan Request; provided, however, that (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, (b) prior to the Conversion Date no Interest Period shall end after the Conversion Date and (c) following the Conversion Date, assuming the Term Loan is made on such date, no Interest Period shall end after the Final Maturity Date.

          "IRIS TESTS" shall mean the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System or, in lieu thereof, any successor thereto, replacement thereof or substitute implemented by the NAIC.

          "LIBOR RATE" shall mean, with respect to any Fixed Rate Loan which is to bear interest at the Applicable LIBOR Rate, the rate for the applicable Interest Period shown on Page 3750 of the Telerate screen for the corresponding deposits of U.S. dollars two Eurodollar Business Days prior to the first day of such Interest Period, or, if such Telerate quote is not available, the rate at which deposits in immediately available U.S. dollars in an amount equal to the amount of such Fixed Rate Loan having a maturity approximately equal to such Interest Period are offered to the Lender in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period, adjusted, in any case, for any and all assessments, surcharges and reserve requirements pertaining to the purchase by the Lender of such U.S. dollar deposits.

          "LIEN" shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction.

          "LOANS" shall mean, as applicable, the Revolving Loans and the Term Loan and shall also be deemed to refer to Reference Rate Loans and Fixed Rate Loans.

          "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Guaranties, the Guarantor Subordination Agreements, the Standstill Agreement and each other document, instrument and agreement executed by the Borrower and the Guarantors in connection herewith or therewith, as any of the same may be amended, extended or replaced from time to time.

          "LOAN REQUEST" shall mean a request for a Loan in form satisfactory to the Lender.

          "MATERIAL ADVERSE EFFECT" shall mean the occurrence of any event which could reasonably be expected to have a material adverse effect on the Borrower, on PICO or on the Borrower and its consolidated Subsidiaries taken as a whole or on the properties and/or business of the Borrower, PICO or of the Borrower and its consolidated Subsidiaries taken as a whole or on the ability of the Borrower to pay and perform the Obligations.

          "MULTIEMPLOYER PLAN" shall mean a Plan described in section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

          "NAIC" shall mean the National Association of Insurance
Commissioners or any successor thereto.

          "NOTE" shall have the meaning given such term in PARAGRAPH 2(c) above.

          "OBLIGATIONS" shall mean any and all debts, obligations and liabilities of the Borrower to the Lender arising out of or related to the Loan Documents (whether principal, interest, fees or otherwise, whether now existing or hereafter arising, whether voluntary or involuntary, whether or not jointly owed with others, whether direct or indirect, absolute or - contingent, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, whether or not from time to time decreased or extinguished and later increased, created or incurred and whether or not extended, modified, rearranged, restructured, refinanced or replaced, including without limitation, modifications to interest rates or other payment terms of such debts, obligations or liabilities).

          "PACO" shall mean PAULA Assurance Company, a California corporation.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

          "PERMITTED OTHER DEBT" shall mean that Indebtedness described on
EXHIBIT I attached hereto.

          "PERSON" shall mean any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

          "PICO" shall mean PAULA Insurance Company, a California corporation.

          "PLAN" shall mean any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of the Borrower or any ERISA Affiliate (and any such plan no longer maintained by the Borrower or any of its ERISA Affiliates to which the Borrower or any of its ERISA Affiliates has made or was required to make any contributions during the five years preceding the date on which such plan ceased to be maintained).

          "POTENTIAL DEFAULT" shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

          "PROHIBITED TRANSACTION" shall mean any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c)(1) of the Code which is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

          "PROPERTY" shall mean, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by the Borrower.

          "REFERENCE RATE" shall mean the fluctuating per annum rate which is quoted, published or announced from time to time by the Lender in Los Angeles, California as its "Reference Rate". The Reference Rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below the Reference Rate.

          "REFERENCE RATE LOANS" shall have the meaning given such term in PARAGRAPH 1(c) above.

          "REGULATED SUBSIDIARY" shall mean PICO, PACO and any other Subsidiary of the Borrower which is licensed to underwrite insurance coverage by the Applicable Insurance Regulatory Authority.

          "REINCORPORATION" shall mean the formation of a Delaware subsidary of the Borrower and the merger of the Borrower into said Delaware subsidiary, with the Delaware subsidiary being the surviving corporation.

          "REINSURANCE AGREEMENT" shall mean any agreement, contract, treaty or other arrangement whereby other insurers assume insurance from PICO.

          "REPORTABLE EVENT" shall mean any of the events set forth in section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in section 4063 of ERISA, a cessation of operations described in section 4068(f) of ERISA, an amendment to a Plan necessitating the posting of security under section 401(a)(29) of the Code, or a failure to make a payment required by section 412(m) of the Code and section 302(e) of ERISA when due.

          "REQUIREMENTS OF LAW" shall mean as to any Person the Certificate of Incorporation and ByLaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "REVOLVING CREDIT LIMIT" shall mean $15,000,000.00, as such amount may be increased or decreased by written agreement of the Lender and the Borrower.

          "REVOLVING LOANS" shall have the meaning given such term in PARAGRAPH 1(a) above.

          "SAP" shall mean, with respect to a Regulated Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority for such Regulated Subsidiary, applied on a consistent basis.

          "STANDSTILL AGREEMENT" shall have the meaning given such term in PARAGRAPH 1(k) above.

          "STATEMENT DATE" shall mean December 31, 1996.

          "STATUTORY STATEMENT" shall mean with respect to a Regulated Subsidiary a statement of the condition and affairs of such Regulated Subsidiary, prepared in accordance with SAP and filed with the Applicable Insurance Regulatory Authority.

          "SUBORDINATED INDEBTEDNESS" shall mean Indebtedness subordinated to the Obligations to the satisfaction of the Lender in its sole and absolute discretion.

          "SUBSIDIARY" shall mean any corporation more than fifty percent (50%) of the stock of which having by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) shall, at the time as of which any determination is being made, be owned, either directly or through Subsidiaries.

          "TERM LOAN" shall have the meaning given such term in PARAGRAPH 1(b) above.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              [SIGNATURES ON NEXT PAGE)

                                       PAULA FINANCIAL, a California
                                       corporation, as the Borrower

                                       By: /s/ James A. Nicholson
                                          ----------------------------
                                       Print Name: James A. Nicholson
                                                 ---------------------
                                       Title: Chief Financial Officer
                                            --------------------------

                                       SANWA BANK CALIFORNIA, as the
                                       Lender

                                       By: /s/ John C. Hyche
                                          ----------------------------
                                          John C. Hyche, Vice President

                               SCHEDULE OF EXHIBITS



           EXHIBIT        DOCUMENT
              A           Form of Guaranty

              B           Form of Guarantor Subordination Agreement

              C           Form of Standstill Agreement

              D           Form of Note

              E           Form of Legal Opinion of Counsel for the Borrower and the Guarantors

              F           Form of Officer's Certificate

              G           Litigation Schedule

              H           Schedule of Subsidiaries

              I           Schedule of Permitted Other Debt

         Schedule I:      Addresses, Telephone and Fax Numbers of Parties


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